DURABLE, LIMITED POWER OF ATTORNEY WITH RESPECT TO THE FILING OF FORMS 3, 4, AND 5 I appoint and name each of the following individuals my true and lawful attorney-in-fact to act on my behalf, and in my name, place, and stead: Taylor Beckett; Maureen Gaffney; Edward H. Seksay: or, Ellen Knarr, Esq. (the “Attorneys-In-Fact”). I appoint the Attorneys-In-Fact solely with respect to the execution and filing of the documents known as a “Form 3, Initial Statement Of Beneficial Ownership Of Securities,” a “Form 4, Statement Of Changes In Beneficial Ownership,” a “Form 5, Annual Statement Of Beneficial Ownership Of Securities”, and/or a “Form ID, Uniform Application for Access Codes to File on EDGAR” (collectively, the “SEC Forms”), on my behalf with the United States Securities and Exchange Commission and any governmental authority and/or regulatory body designated to receive such filings in the future. I understand and acknowledge that my Attorneys-In-Fact may in their discretion delegate ministerial and administrative functions with respect to the filing of SEC Forms to others and I expressly authorize them to do so. I grant each of the Attorneys-In-Fact, acting singly, full authority to perform every action as to the execution and filing of the SEC Forms which may be necessary or advisable such as I might or could do myself if personally present. The scope of authority granted, however, is expressly limited to the powers necessary or advisable to execute and file the SEC Forms. This grant of authority shall begin on the Effective Date set forth below and shall remain in effect unless and until revoked in writing. By signing this limited power of attorney I revoke any similar grant of authority with respect to executing and filing SEC Forms previously made. The authority conferred shall continue notwithstanding any subsequent disability or incapacity on my part. Executed effective as of April 1, 2019 (the “Effective Date”) as a Massachusetts instrument under seal: _____________________________________ Scott Smith